EXHIBIT 10.5

Satcon Corporate
27 Drydock Avenue
Boston, MA 02210
617.897.2400 TEL
617.897.2401 FAX

November 8, 2010

Aaron Gomolak

6214 West Chase Road

Fort Collins, CO 80528

Dear Aaron:

Satcon Technology Corporation (“Satcon” or the “Company”), an employer at will, is pleased to confirm the terms and conditions under which we will continue to employ you as our Sr. VP Global Operations, reporting to the President and Chief Executive Officer.

Compensation

Your starting base salary will be $230,445 per annum payable in substantially equal bi-weekly installments of $8,863.27.  Such salary maybe increased (but not decreased) from time to time at the discretion of the Company.

In addition, you are eligible for a fiscal year based incentive cash bonus opportunity of up to 30% of your base salary for a particular fiscal year pursuant to the terms of the Satcon Incentive Plan for Management.

You have received in the past and may, subject to Board approval and our normal option grant procedures, receive in the future, stock option grants and restricted stock under the various incentive compensation plans that the Company has had in effect, including Satcon’s 2005 Incentive Compensation Plan (the “Plan”; individually, an “Option” and, collectively, the “Options”).  Except as set forth below, any unvested shares under the Options will expire on the last day of your employment and each Option will expire at the earlier of ten years after the date of grant, if you remain an active employee at that time, or 90 days after you are no longer employed by Satcon hereunder (unless you are terminated for “Cause” (as hereinafter defined) in which case it will expire immediately). If your employment is terminated without Cause or is Constructively Terminated (as such term is hereinafter defined) or you become subject to a Disability (as such term is defined under the Plan) or die while you are employed by the Company you or your Estate shall have 12 months after such termination without Cause, Constructive Termination, determination of Disability or date of death to exercise the option.  If a Change in Control (as such term is defined under the Plan) occurs, all unvested shares under the Options will vest, and you will have the right to exercise the Options at or prior to the closing of the Change in Control transaction.  If you choose not to exercise, your Options will be accorded the same treatment as options outstanding under the Plan are accorded under the Change in Control transaction.

Constructive Termination

For the purposes of this letter, “Constructive Termination” shall be deemed to occur if: (a) there is any reduction of your base compensation; or (b) the Company reduces or changes your responsibilities such that you are no longer performing the duties customarily performed by the Sr. VP Global Operations of Satcon (other than as a result of your dying, being terminated for Cause or becoming Disabled); or (c) the Company requires you to move your principal residence to a location that is more than 35 miles from your current location: 6214 Westchase Road, Fort Collins, CO 80528 and you provide the Company with 15 days notice of such reduction, change or requirement and the Company does not remedy such situation within the thirty (30) day period immediately following such notice and you then elect to terminate your employment relationship voluntarily.

Payments and Benefits Upon Termination of Employment

Upon termination of your employment, the Company shall pay you any compensation and benefits earned by you through the date of termination of your employment (the “Termination Date”), including any earned bonus that has not been paid as of the Termination Date.  Additionally, in the event that your employment has been terminated by the Company without Cause (other than as a result of your dying or becoming subject to a Disability) or your employment has been Constructively Terminated, and conditioned upon your execution of a written release reasonably acceptable to the Company and you (a “Release”) that becomes binding upon you and the Company (to be drafted and provided by the Company) of any and all claims, including without limitation any claims for lost wages or benefits, the issuance of additional stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief, or any other form of damages or relief you may assert against the Company, you shall receive the following benefits for the twelve (12) month period immediately following the Termination Date: (i) continuation of your base salary (as of the Termination Date), less all applicable taxes and withholdings, paid in accordance with the Company’s normal payroll schedule and practices, (ii) payment by the Company of the share of the premiums for life insurance plus continuation of medical and dental benefits under COBRA that are paid by the Company for active and similarly-situated employees who receive the same type of coverage, assuming you elect and are eligible for such coverage, and (iii) payment of your fiscal year based cash bonus incentive.

Definition of Cause

For purposes of this letter, “Cause” for termination shall be deemed to exist upon (i) a good faith finding by the Board of Directors of the Company (A) that you have repeatedly and willfully failed to perform your reasonably assigned duties for the Company, which failure is not cured within thirty days after written notice to you of such finding; (B) that you have engaged in fraud, gross negligence or the deliberate and intentional violation of material rules or standards applicable to you as a result of your employment at the Company (“Misconduct”), which fraud, gross negligence or Misconduct has had or could have a material adverse effect on the Company; or (C) that you have been enjoined or otherwise prevented by court order (whether temporarily or permanently) from performing your full duties as Sr. VP Global Operations of the Company; (ii) that you have been convicted of, or pled guilty or nolo contendere to, any crime involving moral turpitude or any felony; or (iii) a breach by you of any material provision of this Agreement or any invention and non-disclosure agreement with the Company, which breach is not cured within fifteen days after written notice thereof to you.

Non-Competition and Non-Solicitation

During the period of your relationship as an officer, employee or consultant of the Company, you will devote your available business time and all commercially reasonable efforts to promoting and advancing the business of the Company.  During such period and for a period of the greater of (i) six months after termination of such relationship (for any reason whatsoever) or (ii) any period of time during which the Company is continuing to pay you compensation or provide you with benefits hereunder, you agree not to do any of the following: (A) whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, engage in any business or other commercial activity which is or may be competitive with the products and services being designed, conceived, marketed, distributed or developed by the Company at the time of termination of such relationship or products that fall within the anticipated research and development activities of the Company at the time of termination, (B) directly or indirectly either for yourself or for any other commercial enterprise, solicit, divert or take away or attempt to solicit, divert or take away, any of the Company’s customers, business or prospective customers in existence at the time of termination of such relationship, and (C) solicit or induce any employee or consultant to terminate his or her relationship with the Company, nor recruit, attempt to recruit, hire, or attempt to hire any such Company employee or consultant other than on behalf of the Company, whether or not the organization is competitive with the Company’s Business.  For purposes of this Agreement, “prospective customers” shall include those customers being solicited by the Company at the time of the Key Employee’s termination.

You agree that any breach of this section of this Agreement could cause irreparable damage to the Company.  The Company shall have, in addition to any and all remedies of law, the right to an injunction or other equitable relief to prevent any violation of your hereunder, and/or the right to specific performance.

Benefits

You will be eligible to participate in our comprehensive medical insurance plan, dental insurance, 401k savings plan, long term disability and life insurance plans.  You are eligible for four (4) weeks of paid vacation per year.  Vacation time is accrued in equal monthly increments over the course of the year.  You will be entitled to be reimbursed for your reasonable and necessary business expenses in accordance with our standard policy regarding such reimbursements.

Other Agreements

You will be required to review and sign the company’s standard non-disclosure and patent agreement prior to or on your first day of work.  You will also be required to agree to the terms of the Satcon insider trading policy and procedures.  As you will be a Section 16 officer, you will be subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934.

You shall be entitled to indemnification from the Company as may be provided in the Company’s Certificate of Incorporation and Bylaws to officers and directors of the Company.  You shall be included in any directors and officers liability insurance coverage provided to the Company’s directors and executive officers generally from time to time.

Sincerely,

/s/ Charles S. Rhoades

Charles S. Rhoades, President and Chief Executive Officer
Satcon Technology Corporation

AGREED TO AND ACCEPTED

/s/ Aaron Gomolak
Aaron Gomolak